EXHIBIT 10









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                           PURCHASE AND SALE AGREEMENT

      This Purchase and Sale Agreement (this "Agreement") is made and entered into by and between Sawtooth, Inc., a Texas corporation ("Seller"), and Epic Exploration & Production, LLC, a Delaware limited liability company ("Buyer").

1. SALE AND PURCHASE OF THE PROPERTIES. Subject to the terms and conditions herein set forth, Seller agrees to sell, assign, convey and deliver to Buyer and Buyer agrees to purchase and acquire from Seller at the Closing (defined in Article 12., below) but effective as of 7:00 a.m., Central Time, on July 1, 2007 (the "Effective Date"), all of Seller's right, title and interest in the oil and gas lease leases (the "Leases") and wells located thereon (the "Wells") which are described in Exhibit "A" attached hereto, together with all other interests, if any, owned by Seller, in, to and under the Leases and Wells, including rights of way and easements associated with the operation of the Wells, and all contracts relating thereto; and, also, all of Seller's right, title and interest in the equipment located on or appurtenant to the Leases and used exclusively in connection with the operation of a Well (collectively the "Properties"). It is expressly understood that the Properties shall include all oil and gas leases affecting lands and minerals owned by Seller in whole or in part related to the Wells, all producing and non-producing wells located thereon (including all oil and gas wells and disposal wells) together with all surface and down hole equipment therein and well files for each of the Wells.

2. PURCHASE PRICE.

      2.1 Concurrent with the execution of this Agreement, Buyer shall pay to Seller the sum of Five Hundred Thousand U.S. Dollars ($500,000.00) as a nonrefundable deposit (the "Deposit) to be applied to the Workover Operations and the Purchase Price as set forth in this Agreement. However, notwithstanding any terms contained in this Agreement to the contrary, if for any reason the Closing does not occur, Seller shall retain the Deposit, less the costs associated with the Workover Operations, as liquidated damages and not as a penalty.

      2.2 If production from the Properties equals or exceeds the "Minimum Production Threshold" as defined in Section 2.4 below, the purchase price for the Properties shall be One Million, Three Hundred and Fifty Thousand U.S. Dollars ($1,350,000.00) (the "Purchase Price" if Section 2.2 is applicable), subject to any applicable adjustments as are hereinafter provided, including the Kitty Nash Groce lease title issue as provided in Section 10. hereinbelow. If production from the Properties equals or exceeds the "Minimum Production Threshold" as defined in Section 2.3 below, at Closing, Buyer shall be credited with the Deposit less the "AFE Workover Costs", as defined in Section 6.6 below, and wire transfer into a designated depository of Seller an additional Five Hundred Thousand U.S. Dollars ($500,000.00) The remaining Purchase Price of Three Hundred and Fifty Thousand Dollars ($350,000.00) shall be paid to Seller in the form of a promissory note (the "Note"). Such Note shall be paid to Seller according to the terms of the Note attached hereto as Exhibit "B" attached hereto. The Note shall be secured by the Deed of Trust (the "Deed of Trust") covering the Properties which shall be in substantially the form as attached hereto as Exhibit "C".

      2.3 If production from the Properties is less than the "Minimum Production Threshold" as defined in Section 2.4 below, Buyer shall select in writing at least two (2) days prior to the Closing Date which of the Properties it wishes

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to purchase based on the "Allocated Value", as defined in Section 2.6 below, for each of such Properties being purchased, subject to any applicable adjustments as are hereinafter provided. For example, if the Minimum Production Threshold is not achieved and Buyer elects to purchase the Gordon Broun, the Bassett Blakely and the West and Scheneck Properties only, the Purchase Price shall be $1,050,000.00 and at the Closing Buyer shall be credited with the Deposit less the AFE Workover Costs, as defined in Section 6.6 below, and wire transfer into a designated depository of Seller an additional Five Hundred Thousand U.S. Dollars ($500,000.00) The remaining Purchase Price of Fifty Thousand Dollars ($50,000.00) shall be paid to Seller in the form of the Note secured by the Deed of Trust. However, if the Purchase Price is equal to or less than $1,000,000, Buyer shall pay Seller in immediately available funds all of the Purchase Price at the Closing and no part of the Purchase Price shall be paid by a Note. Notwithstanding any terms in this Agreement to the contrary, if less than all of the Properties are purchased by Buyer in accordance with this Agreement, the term "Properties" shall mean only those Leases, Wells, and appurtenances being purchased by Buyer

      2.4 "Minimum Production Threshold" shall mean an average of 27 barrels of oil per day (being a 24 hour period commencing at 12:01 a.m.) from all of the Wells over any three (3) day period within a term of fourteen (14) days commencing on the date Seller notifies Buyer in writing that all Workover Operations have been completed and all Wells subject to Workover Operations have been placed on production and all fluids have been pumped off which shall in no event shall be longer than three (3) days after the date the last of the reworked Wells has been placed on production.

      2.5 Buyer and Seller mutually agree that for purposes of this Agreement the allocated values of the Leases and Wells (the "Allocated Values") is as set forth on Exhibit "E" attached hereto.

3. ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be adjusted as follows and the resulting amount shall be referred to herein as the "Final Purchase Price":

      3.1 Increases in Purchase Price. The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

      3.1.1 The amount of all prepaid expenses, including, without limitation, ad valorem, property and similar taxes and assessments based upon or measured by ownership of the Properties and attributable to periods of time after the Effective Date.

      3.1.2 The amount of the normal and customary lease operating expenses attributable to the Sellers working interest in the Properties attributable to periods of time after the Effective Date.

      3.1.3 The value of all merchantable, clean oil and other products in tanks above the pipeline sales connection as measured on the Effective Date that is credited to the Properties, such value to be the market or, if applicable, the contract price in effect as of the Effective Date, less any applicable severance taxes and royalties.

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      3.1.4 If applicable, the adjustment between the actual costs to conduct the Workover Operations and the AFE Workover Costs in accordance with Section
6.6 hereinbelow.

      3.1.5 Any other amounts mutually agreed to by Seller and Buyer.

      3.2 Decreases in Purchase Price. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

      3.2.1 The amount of all proceeds received by Seller, net of all applicable taxes and royalties attributable to production from the Properties for periods of time after the Effective Date.

      3.2.2 An amount equal to all ad valorem, property, and similar taxes and assessments based upon or measured by Seller's ownership of the Properties that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Date, which amounts shall be computed based upon such taxes and assessments for the calendar year 2006; provided that if such taxes or assessments are assessed on other than a calendar year basis, for the tax related year last ended.

      3.2.3 An amount equal to any lien, mortgage, pledge, claim, judgment or other charge, which is reduced from the Purchase Price pursuant to Section
10.2.2 hereof.

      3.2.4 Any other amounts mutually agreed to by Seller and Buyer.

4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that:

      4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is qualified to do business in and in good standing under the laws of the state where the Properties are located.

      4.2 Authority. Seller has full power and authority and has taken all requisite action, corporate or otherwise, to authorize it to carry on its business as currently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

      4.3 Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Seller shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

      4.4 Contracts. Seller represents that, to its Knowledge, as defined below, material terms of all leases, operating agreements, production sales contracts, farmout agreements and other contracts or agreements respecting the Properties can be found either of record in Ft. Bend County, and Brazoria County, Texas or, are reflected or referenced in Seller's files in their office.


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      4.5 Preferential Purchase Rights/Consents. Seller represents that to its
Knowledge there are no consents and approvals required to be obtained for (other than routine consents which are normally obtained after the Closing), and all preferential purchase rights exercisable in connection with, the assignment of the Properties to Buyer.

      4.6 Litigation and Claims. Seller represents there are no claim, demand, filing, cause of action, administrative proceeding, lawsuit or other litigation pending or, to its Knowledge, threatened that could now or hereafter materially and adversely affect Buyer's ownership, operation or value of any of the Properties.

      4.7 No Additional Fees. Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:

      5.1 Organization. Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado and is qualified to do business in and in good standing under the laws of the state where the Properties are located.

      5.2 Authority. Buyer has full power and authority and has taken all requisite action, corporate or otherwise, to authorize it to carry on its business as currently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement and to perform its other obligations under this Agreement.

      5.3 Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

      5.4 Basis of Buyer's Decision. Prior to executing this Agreement, Buyer has been afforded an opportunity to (i) examine the Properties and such materials as it has requested to be provided to it by Seller, (ii) discuss with representatives of Seller such materials and the nature and operation of the Properties, and (iii) investigate the condition, including subsurface condition, of the Lands and Leases and the condition of the equipment in connection with the Wells. In entering into this Agreement, Buyer has relied solely on the express representations and covenants of Seller in this Agreement, its independent investigation of, and judgment with respect to, the Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of any representatives of, or consultants or advisors engaged by, Seller or its representatives.

      5.5 Buyer's Regulatory Qualification. Prior to the Closing, Buyer intends to satisfy all bonding requirements of all state and federal governmental authorities so that Buyer is qualified to own and operate the Properties. The


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consummation of the transactions contemplated hereby will not cause Buyer to be disqualified as an owner of state or federal oil, gas and mineral leases, or to exceed any acreage limitation imposed by any law, statute, rule or regulation.

      5.6 Qualified Buyer. Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Buyer is acquiring the Properties for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. ss.77a et seq., and any other rules, regulations and laws pertaining to the distribution of securities.

      5.7 Available Funds. Buyer has arranged to have available by the Closing Date sufficient funds to enable the payment to Seller by wire transfer the Preliminary Amount in accordance with Section 12 hereof and to otherwise perform Buyer's obligations under this Agreement.

      5.8 No Additional Fees. Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

6. COVENANTS OF SELLER.

      6.1 Conduct of Business Pending Closing. Seller covenants that from the date hereof to the Closing Date, except (a) as provided herein, (b) as required by any obligation, agreement, lease, contract, or instrument referred to in any exhibit hereto, or (c) as otherwise consented to in writing by Buyer, Seller will:

      6.1.1 Not (a) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (b) dispose of, encumber or relinquish any of the Properties (other than relinquishments resulting from the expiration of leases that Seller has no right or option to renew); c) waive, compromise or settle any material right or claim with respect to any of the Properties; or (d) conduct capital or workover projects with respect to the Seller's net interest in the Properties in excess of $25,000.00 per month except when required by an emergency when there shall have been insufficient time to obtain advance consent from Buyer.

      6.1.2 Maintain relationships with all third parties having business dealings with respect to the Properties.

      6.1.3 Cooperate with Buyer in the notification of all applicable governmental regulatory authorities of the transactions contemplated hereby and cooperate with Buyer in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and operate the Properties following the consummation of the transactions contemplated by this Agreement.



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      6.1.4 Notify Buyer of the discovery by Seller that any representation or warranty of Seller contained in this Agreement is or becomes materially untrue or will be materially untrue on the Closing Date.

      6.2 Access. Seller shall afford to Buyer and its authorized representatives reasonable access, at Buyer's sole risk and expense and during normal business hours, from the date hereof until the Closing Date, to (a) the Properties operated by Seller; PROVIDED, HOWEVER, THAT BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER FROM AND AGAINST ANY AND ALL LOSSES, COSTS, DAMAGES, OBLIGATIONS, CLAIMS, LIABILITIES, EXPENSES AND CAUSES OF ACTION ARISING FROM BUYER'S INSPECTION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR PERSONAL INJURIES OR DEATH, PROPERTY DAMAGE, COURT COSTS AND REASONABLE ATTORNEYS' FEES, and (b) Seller's operating, accounting, contract, corporate and legal files, records, materials, data and information regarding the Properties (the "Data"); provided, however, that the Data shall not include (a) any legal materials the disclosure of which Seller determines would jeopardize the assertion of a privilege in ongoing or anticipated litigation with third parties, (b) information not included in Seller's files specifically identified to the Properties in accordance with Seller's existing filing and data management system, or c) information, the disclosure of which would violate any confidentiality agreement to which Seller is bound.

      6.3 Release of Geologic and Geophysical Information. Prior to Closing, Buyer shall be allowed at its own expense to review and copy non-proprietary geologic and geophysical information, map, and data in Seller's files attributable to the Properties to the extent Seller may disclose to Buyer such materials without violating any confidentiality agreements or licenses. Buyer agrees that it will obtain and use such materials at its own risk and expense, AND FURTHER, BUYER RELEASES SELLER FROM ANY AND ALL LIABILITY AND AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER FROM ALL CLAIMS, DEMANDS, JUDGEMENTS, COSTS AND EXPENSES (INCLUDING COURT COSTS AND REASONABLE ATTORNEY'S
FEES) BROUGHT BY BUYER AND/OR ALL OTHER PARTIES ARISING FROM THE USE, POSSESSION OR TRANSFER OF SUCH INFORMATION WITHOUT LIMIT AS TO TIME. BUYER AGREES TO RETURN ALL COPIES AND DATA PROVIDED IF FOR ANY REASON THIS TRANSACTION IS NOT COMPLETED.

      6.4 Closing Conditions. Seller shall cause all the representations and warranties of Seller contained in this Agreement to be true and correct in all material respects on and as of the Closing Date. To the extent the conditions precedent to the obligations of Buyer are within the control of Seller, Seller shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Buyer are not within the control of Seller, Seller shall use commercially reasonable efforts to cause such conditions to be satisfied on the Closing Date.

      6.5 Knowledge. Actual "knowledge" for purposes of this Agreement means information actually personally known or information which should have been ascertained had a reasonable inquiry or investigation been undertaken. The standard of reasonableness is that which would be exercised by a reasonably prudent person who has been advised that the person is expected to make representations and warranties with respect to conditions and information relating to Properties which are to be conveyed.


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      6.6 Workover Operations. No later than August 10, 2007, Seller shall commence workover operations on the first of four (4) Wells in accordance with the respective Authorities For Expenditure ("AFE" or "AFEs") attached hereto as Exhibits "F-1 through "F-4" (`Workover Operations"). The sum of the four (4) AFEs totals $100,000 ("AFE Workover Costs") but the parties recognize and acknowledge that the AFEs contain estimates only of the actual costs of the Workover Operations may vary. Seller shall conduct the Workover Operations in accordance with customary oilfield practices but shall not be liable to Buyer for any acts or omissions of Seller related to such Workover Operations. Buyer shall have the opportunity to be present for all Workover Operations and present to Seller its suggestions and recommendations in connection with the implementation of the Workover Operations but Seller as operator shall ultimately control all Workover Operations. If the actual costs to conduct the Workover Operations exceed the AFE Workover Costs, Buyer shall be liable for such actual costs in excess of the AFE Workover Costs and an estimate of such excess costs shall be credited to Seller at the Closing subject to final adjustment of such excess amount on the Final Settlement Statement based on actual costs for the Workover Operations. However, if the actual costs to conduct the Workover Operations is less than the AFE Workover Costs, Seller shall be credited with such the difference between actual Workover Costs and the AFE Workover Costs and an estimate of such difference shall be credited to Seller at the Closing subject to final adjustment of such difference on the Final Settlement Statement based on actual costs for the Workover Operations. Seller represents to Buyer that all invoices related to the Workover Operations shall be paid prior to the Closing out of the Deposit and Seller shall additionally prior to the Closing secure lien waivers from all vendors associated with such Workover Operations. If for any reason Seller fails to pay any vendors associated with the Workover Operations out of the Deposit and the Closing occurs, Seller shall after the Closing continue to be responsible for the payment such vendor's invoices out of the Deposit. Also, if either before or after the Closing liens are filed on any of the Properties by any vendor associated with the Workover Operations, Seller shall be responsible for the satisfaction of and release of such liens. Seller does further indemnify, defend and hold harmless Buyer from all claims, demands and causes of action, including court costs and attorney's fees, associated with any unpaid invoices, and any liens related thereto, from any vendors associated with any of the Workover Operations.

      6.7 West Schenk Environmental Cleanup. At Buyer's request Seller has conducted certain environmental cleanup operations on the West Schenk Lease. Seller agrees to bear and pay all costs related to such cleanup up to but not to exceed $2,500. Buyer has inspected such lease after the cleanup and now accepts the environmental condition of the West Schenk Lease.

7. COVENANTS OF BUYER. Buyer shall cause all the representations and warranties of Buyer contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Seller are within the control of Buyer, Buyer shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Seller are not within the control of Buyer, Buyer shall use commercially reasonable efforts to cause such conditions to be satisfied on or prior to the Closing Date. Buyer shall notify Seller of the discovery by Buyer that any representation or covenant of Buyer contained in this Agreement is or becomes materially untrue or will be materially untrue on or before the Closing Date.


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8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller to be performed at Closing are subject to the fulfillment (or waiver by Seller in its sole discretion) before or at Closing, of each of the following conditions:

      8.1 Representations and Warranties. The representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Buyer shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Buyer at or prior to the Closing. If, at Closing, Seller has knowledge that Buyer is in breach of any part of this Section 8.1, it shall disclose such to Buyer in order to afford Buyer an opportunity to correct same by 5 PM on the Closing Date.

      8.2 No Litigation. There shall be no suits, actions or other proceedings pending or threatened in writing to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Seller in connection therewith.

      8.3 Approvals. All known approvals required to be obtained for the assignment of the Properties to Buyer shall have been obtained or waived or shall have expired without being exercised, except for those approvals which are customarily obtained after Closing.

      8.4 Closing Obligations. Buyer shall contemporaneously perform its closing obligations under Section 12.2.

      8.5 Antitrust Laws. Seller and Buyer shall have fully complied with Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Act"), and rules and regulations promulgated pursuant thereto, to the extent that said Act, rules and regulations are applicable to the transactions contemplated by this Agreement. Any required approvals or authorizations pursuant to the Act shall have been received, and any required waiting period shall have expired.

9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to be performed at Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion) before or at Closing, of each of the following conditions:

      9.1 Representations and Warranties. The representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Seller shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Seller at or prior to the Closing. If, at Closing, Buyer has knowledge that Seller is in breach of any part of this Section 9.1, it shall disclose such to Seller in order to afford Seller an opportunity to correct same by 5 PM on the Closing Date.

      9.2 No Litigation. There shall be no suits, actions or other proceedings pending or threatened in writing to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Buyer in connection therewith.


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      9.3 Consents. All known approvals required to be obtained for the assignment of the Properties to Buyer shall have been obtained or waived or shall have expired without being exercised, except for those approvals which are customarily obtained after closing.

      9.4 Closing Obligations. Seller shall contemporaneously perform its closing obligations under Section 12.2.

      9.5 Antitrust Laws. Seller and Buyer shall have fully complied with the Act and rules and regulations promulgated pursuant thereto, to the extent that said Act, rules and regulations are applicable to the transactions contemplated by this Agreement. Any required approvals or authorizations pursuant to the Act shall have been received, and any required waiting period shall have expired.

10. TITLE MATTERS. On the Closing Date, no uncured lien, mortgage, pledge, claim, judgment or other charge shall exist with respect to the Properties. Buyer has had the opportunity to conduct at its sole risk and expense a title review and due diligence of Seller's records related to the Properties and finds the title to the Properties satisfactory except for the Kitty Nash Groce Lease which Seller is seeking to obtain at its sole cost and expense either a new lease or a ratification with words of grant from the current mineral owners or such other mutually acceptable title curative ("KNG Curative"). Notwithstanding any terms contained in this Agreement to the contrary, if Seller fails to obtain the KNG Curative by the Closing, the Kitty Nash Groce Lease and Well(s) shall be excluded from the sale and the Purchase Price shall be reduced by the Allocated Value of such lease in the amount of $150,000.

11. ARBITRATION. Upon the request of any party hereto, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind, now existing or hereafter arising, between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this section, the Commercial Arbitration Rules of the AAA and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction. Any arbitration shall be conducted before three (3) neutral arbitrators with all three (3) arbitrators being selected by mutual agreement of the parties . The arbitrators shall be knowledgeable in the subject matter of the Dispute. If the parties cannot agree on any of the arbitrators within thirty
(30) days after the request for an arbitration, then any party may request the AAA to select such arbitrator or arbitrators. The arbitrators may engage engineers, accountants or other consultants that the arbitrators deem necessary to render a conclusion in the arbitration proceeding. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within ninety (90) days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. The arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrators shall make specific written findings of fact and conclusions of law and such results shall


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be final and non-appealable. The arbitrators shall have the power to award recovery of all costs and fees to the prevailing party. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law. All fees of the arbitrators and any engineer, accountant or other consultant engaged by the arbitrators shall be paid equally by each party to the Dispute unless otherwise awarded by the arbitrators.

12. CLOSING.

      12.1 The Closing. The sale and purchase of the Properties pursuant to this Agreement shall be consummated (the "Closing") at the offices of Seller on or before (3) business days after either (i) Seller's notice to Buyer that the Minimum Production Threshold has been obtained or (ii) the end of the period to calculate the Minimum Production Threshold if the Minimum Production Threshold has not been obtained; provided, however, in no event shall the Closing occur later than ninety (90) days after the date a workover rig initially moves on location to conduct Workover Operations on the first Well ("Closing Date").

      12.2 Closing Obligations. At the Closing, the following events shall occur, each event under the control of one party hereto being a condition precedent to the events under the control of the other party, and each event being deemed to have occurred simultaneously with the other events:

      12.2.1 Seller shall execute and deliver to Buyer one or more instruments of assignment, in substantially the form of the Assignment, Bill of Sale and Conveyance set forth as Exhibit "D" hereto which shall include a special warranty of title by, through and under Seller, but not otherwise. Buyer shall record the Assignment as soon as reasonably practicable after the Closing and furnish Seller with a recorded copy thereof within thirty (30) days of such recordation.

      12.2.2 Buyer shall deliver to Seller in immediately available funds (wire transfer), the Preliminary Amount. The "Preliminary Amount" shall be that amount to be determined by Seller prior to the Closing Date as an estimate of the final computation of the Final Purchase Price based on information known as of the Closing Date. Seller shall provide Buyer a closing statement reflecting the Preliminary Amount at least five business days prior to the Closing.

      12.2.3 Seller and Buyer shall execute, acknowledge and deliver division orders, transfer orders or letters in lieu thereof prepared by Buyer directing all purchasers of production from the Properties to make payment of proceeds attributable to such production occurring on or after the Effective Date to Buyer.

      12.2.4 As to those Properties operated by Seller, Seller and Buyer shall execute all appropriate state or local forms required to be executed to effect the administrative change of operator of such Properties from Seller to Buyer, and Seller shall file such forms within five (5) business days after Closing. Also with respect to any Wells for which Seller is designated as the operator under the applicable operating or other similar agreement, Seller shall send letters to all working interest owners advising of Seller's resignation as operator and recommending Buyer as the successor operator.


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


      12.2.5 Buyer shall, if applicable, execute and deliver to Seller the Note and the Deed of Trust.

      12.2.6 Seller shall furnish to Buyer lien waivers from all vendors associated with the Workover Operations reflecting the payment of all invoices.

      12.2.7 Seller shall deliver to the Buyer possession of each of the Properties being purchased at the Closing.

13. POST-CLOSING ADJUSTMENTS.

      13.1 Final Settlement Statement. After the Closing Date, Seller shall prepare, in accordance with this Agreement and with generally accepted accounting principles consistently applied, a statement (the "Final Settlement Statement"), a copy of which shall be delivered by Seller to Buyer no later than sixty (60) days after the Closing Date, setting forth each adjustment to the Purchase Price necessary to determine the Final Purchase Price and showing the calculation of such adjustments in accordance with Article 3. Buyer shall have forty-five (45) days after receipt of the Final Settlement Statement to review such statement and to provide written notice to Seller of Buyer's objection to any item on the statement. Buyer's notice shall clearly identify the item(s) objected to and the reasons and support for the objection(s). If Buyer does not provide written objection(s) within the 45-day period, the Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. If Buyer provides written objection(s) within the 45-day period, the Final Settlement Statement shall be deemed correct with respect to the items not objected to. Buyer and Seller shall meet to negotiate and resolve the objections within fifteen (15) days of Seller's receipt of Buyer's objections. If Buyer and Seller agree on all objections, the adjusted Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. Any items not agreed to at the end of the 15-day period may, at either party's request, be resolved by arbitration if mutually agreed by the parties.

      13.2 Payment of Final Purchase Price. If the Final Purchase Price is more than the Preliminary Amount, Buyer shall pay such difference to Seller in immediately available funds within five (5) business days after the parties have agreed upon the Final Settlement Statement. If the Final Purchase Price is less than the Preliminary Amount, Seller shall pay such difference to Buyer in immediately available funds within five (5) business days after the parties have agreed upon the Final Settlement Statement.

14. ASSUMPTION OF CERTAIN OBLIGATIONS. Buyer shall assume all costs and liabilities and discharge all obligations of Seller (a) under all leases, operating agreements, production sales contracts, farmout agreements and other contracts or agreements relating to the Properties or relating to the ownership or operation of the Properties from and after the Closing Date, and (b) with respect to all production imbalances associated with the Properties, regardless of their nature or of the time at which they accrued. Also upon Closing, Buyer shall assume all of Seller's plugging, replugging, abandonment, removal, disposal and restoration obligations associated with the Properties acquired hereunder. Such obligations being assumed shall include, but not be limited to, all necessary and proper plugging and abandonment and/or removal and disposal of all of the Wells, whether pre-existing or drilled by Seller, and all structures, personal property and equipment located on or associated with the Leases listed on Exhibit "A", the necessary and proper capping and burying of all associated flow lines, and any necessary disposal of naturally occurring radioactive material (NORM) or asbestos. All plugging, replugging, abandonment, removal, disposal and restoration operations shall be in compliance with applicable laws and regulations and conducted in a good and workmanlike manner.

15. DISCLAIMER. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT (OR IN THE ASSIGNMENT TO BE EXECUTED PURSUANT TO THIS AGREEMENT) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. SUBJECT TO THE FOREGOING, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE RELATING TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS, OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, AND WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY, OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL, EXCEPT AS PROVIDED OTHERWISE HEREIN, ACCEPT ALL OF THE SAME "AS IS, WHERE IS." WITHOUT LIMITATION OF THE FOREGOING, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, PRICING ASSUMPTIONS OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER, OR BY SELLER'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

16. CROSS-INDEMNIFICATION EXCEPT FOR ENVIRONMENTAL CLAIMS. EXCEPT AS EXPRESSLY LIMITED ELSEWHERE IN THIS AGREEMENT, AND EXCLUDING ENVIRONMENTAL CLAIMS WHICH ARE BEING ASSUMED BY BUYER AND FOR WHICH SELLER IS BEING INDEMNIFIED IN ACORDANCE WITH SECTION 17. BELOW:

      16.1 BUYER AGREES TO INDEMNIFY AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, COST AND EXPENSE (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND REASONABLE ATTORNEYS' FEES) THAT ARE ATTRIBUTABLE TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES CONVEYED TO BUYER AND THAT ARE ATTRIBUTABLE TO PERIODS OF TIME ON OR AFTER THE EFFECTIVE DATE; AND

      16.2 SELLER AGREES TO INDEMNIFY AND HOLD BUYER HARMLESS FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, COST AND EXPENSE (INCLUDING, WITHOUT LIMITATION, COURT COSTS AND REASONABLE ATTORNEYS' FEES) THAT ARE ATTRIBUTABLE TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES CONVEYED TO BUYER AND THAT ARE ATTRIBUTABLE TO PERIODS OF TIME BEFORE THE EFFECTIVE DATE.

      16.3 NOTWITHSTANDING ANY TERMS CONTAINED IN THIS AGREEMENT TO THE CONTRARY, IF A THIRD PARTY, BUT NOT BUYER, ASSERTS IN WRITING AN ENVIRONMENTAL CLAIM WHICH IS RECEIVED BY BUYER DURING THE PERIOD BETWEEN THE CLOSING DATE AND 365 DAYS AFTER THE CLOSING DATE, AND SUCH ENVIRONMENTAL CLAIM RELATES TO PERIODS OF TIME PRIOR TO THE EFFECTIVE DATE, THEN IN SUCH EVENT SELLER SHALL BE LIABLE FOR, ASSUME, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER FROM SUCH ENVIRONMENTAL CLAIM.

17. CASUALTY LOSS. Prior to Closing, Seller shall promptly notify Buyer of any Casualty Loss of which Seller becomes aware. "Casualty Loss" shall mean, with respect to all or any material portion of the Properties, any destruction by fire, blowout, loss of production from the wells being assigned or other casualty (above or below the ground) or any taking, or pending or threatened taking, in condemnation or under the right to eminent domain of any Property or portion thereof occurring between the time this Agreement is executed and the Closing Date. If any Casualty Loss occurs, Buyer shall have the right to terminate this agreement and have no further obligations to close. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer.

18. ENVIRONMENTAL MATTERS. Buyer acknowledges that the Properties have been used to explore for, develop and produce oil and gas, and that spills of wastes, crude oil, produced water, hazardous substances, and other materials may have occurred thereon. Additionally, the Properties, including production equipment, may contain asbestos, hazardous substances, or Naturally Occurring Radioactive Material ("NORM"). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms, and NORM-containing material may have been buried or otherwise disposed of on the Properties. Special procedures may be required for remediating, removing, transporting, and disposing of asbestos, NORM, hazardous substances, and other materials from the Properties, and Buyer assumes all liability for the assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with the applicable rules, regulations, and requirements of governmental agencies from the date of Closing. Buyer has had the opportunity to conduct at its sole risk and expense an environmental assessment of the Properties and finds the environmental condition of the Properties satisfactory.

      18.1 ENVIRONMENTAL INDEMNITY. NOTWITHSTANDING ANY TERMS CONTAINED IN
SECTION 16. ABOVE, BUT IN FURTHERANCE OF SAME, BUYER EXPRESSLY AGREES TO FULLY AND PROMPTLY PAY, PERFORM AND DISCHARGE, DEFEND, INDEMNIFY AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL COSTS, EXPENSES, CLAIMS, DEMANDS AND CAUSES OF ACTION OF WHATSOEVER KIND OR CHARACTER, INCLUDING COURT COSTS AND ATTORNEYS' FEES, RESULTING FROM ANY "ENVIRONMENTAL CLAIM" AS HEREINAFTER DEFINED, ARISING OUT OF ANY OPERATIONS CONDUCTED, COMMITMENT MADE OR ANY ACTION TAKEN OR OMITTED AT ANY TIME, WHETHER ACCRUING OR RELATING TO TIMES PRIOR TO OR

AFTER THE EFFECTIVE DATE, WITH RESPECT TO THE PROPERTIES. FOR PURPOSES OF THIS SECTION, "ENVIRONMENTAL CLAIM" SHALL MEAN ANY CLAIM, DEMAND OR CAUSE OF ACTION ASSERTED BY ANY GOVERNMENTAL AGENCY OR ANY PERSON, CORPORATION OR OTHER ENTITY FOR PERSONAL INJURY (INCLUDING SICKNESS, DISEASE OR DEATH), PROPERTY DAMAGE OR DAMAGE TO THE ENVIRONMENT RESULTING FROM THE DISCHARGE OR RELEASE OF ANY CHEMICAL, MATERIAL OR EMISSION INTO ONE OR MORE OF THE ENVIRONMENTAL MEDIA AT OR IN THE VICINITY OF THE PROPERTIES OR THE VIOLATION OF ANY ENVIRONMENTAL LAWS, RULES OR REGULATIONS.

19. TERMINATION AND REMEDIES.

      19.1  No Termination.  Neither Seller nor Buyer may terminate this
Agreement.

      19.2  Remedies of Buyer Prior to Closing.

      19.2.1 If Seller intentionally refuses to execute and deliver the documents referred to in Section 12.2, Buyer may seek specific performance and/or injunctive relief requiring Seller to execute and deliver such documents in accordance with the terms of this Agreement.

20. INTERIM TITLE MATTERS. Notwithstanding any terms contained in this Agreement to the contrary, this Section 20. with respect to Title Defects shall apply only to those Title Defects which occur during the interim period between when this Agreement is executed and the Closing Date only and not otherwise.

      20.1 Title Adjustment. On the Closing Date, no uncured lien, mortgage, pledge, claim, judgment or other charge shall exist, unless adjustments have been made pursuant to Section 20.2 hereof. As to any other Title Defect, as hereinafter defined, no adjustments to the Purchase Price shall be made and Buyer's sole remedy shall be as set forth in Section 20.2. Buyer shall notify Seller in writing of any claimed Title Defect not less than one (1) business day prior to Closing (the "Title Defect Notice"). The Title Defect Notice shall (a) set forth in reasonable detail the Well and/or Lease with respect to which a claimed Title Defect is made, (b) the nature of such claimed Title Defect, and
(c) Buyer's proposed calculation of the Defect Value of each claimed Title Defect; provided, however, a Title Defect Value for a property shall never exceed the Allocated Value for a particular Property. Any Title Defect other than a lien, mortgage, pledge, claim, judgment or other charge, that is not identified in the Title Defect Notice shall thereafter be deemed a Permitted Encumbrance and be forever waived and expressly assumed by Buyer. As used in this Agreement:

      20.1.1 The term "Title Defect," as used herein, shall mean, with respect to Seller's interest in the Properties any lien, mortgage, pledge, claim, judgment, charge, option, defect, requirement for consent to assignment and other encumbrance which would apply to the transaction contemplated hereby, other than Permitted Encumbrances, and entitle the Seller to receive a percentage of all proceeds of production therefrom less than the Net Revenue Interest of Seller set forth on Exhibit "A" for such Well.

      20.1.2 The term "Net Revenue Interest," as used herein, shall mean Seller's interest in and to all production of oil, gas and other minerals saved, produced and sold from any Well set forth on Exhibit "A" after giving effect to all valid lessor's royalties, overriding royalties, production payments, carried interests, liens and other encumbrances or charges against production therefrom.

      20.1.3 The term "Working Interest," as used herein, shall mean Seller's interest set forth on Exhibit "A" for any Well in and to the full and entire leasehold estate created under and by virtue of the Leases and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid lessor's royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production therefrom insofar as such interest in said leasehold estate is burdened with the obligation to bear and pay costs of operations.

      20.1.4 The term "Permitted Encumbrance," as used herein, shall mean:

      (a) Lessors' royalties, overriding royalties, reversionary interests and similar burdens if the net cumulative effect of the burdens does not operate to reduce the interest of Seller with respect to all oil and gas produced from any Well below the Net Revenue Interest for such Well set forth in Exhibit "A";

      (b) Division orders and sales contracts terminable without penalty upon no more than ninety (90) days notice to the purchaser;

      (c) Preferential rights to purchase and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

      (d) Except for liens related to Workover Operations which are separately addressed in Section 6.6 hereinabove, materialman's, mechanic's, repairman's, employee's, contractor's, operator's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing;

      (e) All rights to consent by required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

      (f) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations to be conducted on any Well or Lease;

      (g) All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Properties that are either of record in Seller's chain of title or reflected or referenced in Seller's files;

      (h) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

      (i) All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of governmental authority;

      (j) The terms and conditions of the Leases, and of all agreements that are of record in Seller's chain of title or reflected or referenced in Seller's files; all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Properties which individually or in the aggregate are not such as to interfere materially with the operation, value or use of any of the Properties, do not prevent Buyer from receiving the proceeds of production from any of the Wells, do not reduce the interest of Seller with respect to all oil and gas produced from any Well below the Net Revenue Interest set forth in Exhibit "A" for such Well, and/or do not materially increase the portion of the costs and expenses relating to any Well that Seller is obligated to pay above the Working Interest set forth in Exhibit "A" for such Well;

      (k) Any Title Defect Buyer may have expressly waived in writing or which is deemed to have become a Permitted Encumbrance under Section 20.1.

      (l) Any Title Defect which occurs prior to the date when this Agreement is executed.

      20.1.5 The term "Title Defect Value," as used herein, shall mean the amount by which the Final Purchase Price is reduced as a result of each Title Defect.

      20.2 Treatment of Title Defects. Should Buyer assert a Title Defect in the Title Defect Notice affecting any of Seller's interest in the Properties, Seller and Buyer shall mutually agree on one of the following options:

      20.2.1 Reduce the Purchase Price by the Title Defect Value agreed to by the parties; or

      20.2.2 Either withhold the Property subject to the Title Defect from the Closing and Seller shall attempt to cure the Title Defect for a period of thirty
(30) days after the Closing Date or such Property shall not be conveyed to Buyer and the Purchase Price shall be reduced by the mutually agreed value of the Property subject to the Title Defect.

      20.2.3 If Seller and Buyer are not able to agree on the validity, value or treatment of an adjustment in Section 20.2.2, then, subject to the other terms of this Agreement, the Closing shall occur with respect to the other Properties upon which no Title Defect has been asserted and the parties shall arbitrate the dispute with respect to the treatment of the Title Defect.

21. INTERIM ENVIRONMENTAL DEFECTS. Notwithstanding any terms contained in this Agreement to the contrary, this Section 21. with respect to Environmental Defects shall apply only to those Environmental Defects which occur during the interim period between when this Agreement is executed and the Closing Date only and not otherwise.

      21.1 Environmental Defect. As used herein, "Environmental Defect" shall mean any material environmental defect relating to the Properties in the nature of environmental pollution or contamination, including pollution of the soil, ground water or the air; underground injection activities and waste disposal on site or offsite; failure to comply with applicable land use, surface disturbance, licensing or notification requirements; or violations of environmental or land use rules, regulations, demands or orders of appropriate state or federal regulatory agencies and which occurs during the interim period between when this Agreement is executed and the Closing Date only and not otherwise.

      21.2 Environmental Assessment. After the execution of this Agreement, Buyer shall have the opportunity to conduct at its sole risk and expense an environmental assessment of the Properties. Seller will provide reasonable access for this purpose to Properties operated by Seller; for any of the Properties not operated by Seller, however, Buyer must contact the operator of any such non-operated Properties directly. Buyer or any of its representatives and agents must comply with Seller's environmental and safety rules and policies while on Seller's Properties. Buyer agrees it will not disclose any information obtained in its environmental assessment to third parties unless agreed to in writing by Seller or unless such disclosure is expressly required by applicable law or regulation or is compelled pursuant to legal process of any court or governmental authority. Buyer will notify Seller in advance of any such disclosure and will furnish Seller copies of all materials to be disclosed prior to any disclosure thereof to third parties. As soon as possible after Buyer's receipt thereof, Buyer shall forward to Seller copies of all reports, data, analysis, test results, remediation cost estimates, and recommended remediation procedures or other information concerning or derived from Buyer's environmental assessment. Buyer agrees that any information is to be considered private and confidential.

      21.3 Notice of Environmental Defect. Buyer shall notify Seller in writing of any claimed Environmental Defect not less than one (1) business day prior to Closing (the "Environmental Defect Notice"). The Environmental Defect Notice shall (a) set forth in reasonable detail the Well and/or Lease with respect to which a Environmental Defect is claimed, (b) the nature of such claimed Environmental Defect, and c) Buyer's proposed calculation of the cost to remediate each claimed Environmental Defect (the "Remediation Value") provided, however, an Environmental Defect for a Property shall never exceed the Allocated Value for such Property. Buyer shall absolutely and forever waive its right to assert any claim or liability against Seller arising out of or in any way related to any Environmental Defect not set forth in the Environmental Defect Notice.

      21.4 Determination of Environmental Defects and Remediation Values. After Seller's receipt of the Environmental Defect Notice but before the Closing, Seller shall notify Buyer whether Seller agrees with Buyer's claimed Environmental Defects and/or the Remediation Value ("Seller's Environmental Response"). If Seller does not agree with any claimed Environmental Defect and/or the Remediation Value, then the parties shall enter into good faith negotiations and shall attempt to agree on such matters.

      21.5 Treatment of Environmental Defects. Should Buyer assert an Environmental Defect in the Environmental Defects Notice affecting any of Seller's interest in the Properties, Seller and Buyer shall mutually agree on one of the following options:

      21.5.1 Reduce the Purchase Price by the Remediation Value agreed to by the parties; or

      21.5.2 Either withhold the property subject to the Environmental Defect from the Closing and Seller shall attempt to cure the Environmental Defect for a period of one hundred eighty (180) days after the Closing Date or such property shall not be conveyed to Buyer and the Purchase Price shall be reduced by the mutually agreed value of the property subject to the Environmental Defect.

      21.5.3 If Seller and Buyer are not able to agree on the validity, value or treatment of an adjustment in Section 21.5 then, subject to the other terms of this Agreement, the Closing shall occur with respect to the other Properties upon which no Environmental Defect has been asserted and the parties shall arbitrate the dispute with respect to the treatment of the Environmental Defect.

22. FURTHER ASSURANCES. After the Closing, Seller and Buyer shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be reasonably necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto. Seller shall use its best efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing, provided that Seller shall not be required to expend any funds to obtain such approvals and consents.

23. LIMITATION ON SELLER'S LIABILITY. Notwithstanding any terms contained in this Agreement to the contrary, after the Closing, any assertion by Buyer that Seller is liable under this Agreement for the inaccuracy of any representation, warranty, covenant or indemnity must be made by Buyer in writing and must be given to Seller on or prior to the last business day preceding the first anniversary of the Closing Date. The notice shall state the facts known to Buyer that give rise to such notice in sufficient detail to allow Seller to evaluate the assertion of Buyer.

24. ACCESS TO RECORDS. As soon as practicable after Closing, Seller shall deliver to Buyer, at Seller's address, or at such other place as any of same may be kept, the originals of all the Data, except that Seller may retain:

      (a) the originals of all the Data which relate to both the Properties and to properties other than the Properties being sold herein, in which case Seller shall deliver duplicate copies of any such retained originals as they relate to the Properties to Buyer, and

      (b) the originals of all the accounting Data, subject to the right of Buyer to copy selected portions of such accounting Data at Buyer's expense and with minimal disruption of Seller's ongoing business.

25. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally, by certified U.S. Mail, email or by telecopier as follows:

         Seller:  Sawtooth, Inc.
                  9219 Katy Freeway, Suite 250
                  Houston, Texas 77024
                  Telephone:  713-465-4944
                  Fax:  713-973-8981
                  Email: Robertchain@earthlink.net
                  Attention:  Mr. Robert Chain

         Buyer:   Epic Exploration & Production, LLC
                  10655 Six Pines Drive, Suite 210
                  The Woodlands, Texas 77380
                  Telephone:  281-419-3742
                  Fax:  281-419-1114
                  Email: dreynolds@1epic.com
                  Attention:  Mr. Dave Reynolds

With a copy to:   Lamiaa E. Elfar, Esq.
                  15 Ramsey Road
                  Middletown, NJ 07748
                  Telephone: 732-957-9560
                  Fax:  866-283-5194
                  Email: lelfar@prontolex.com

or to such other place within the United States of America as either Seller or Buyer may designate as to themselves by written notice to the other. All notices given by personal delivery or mail shall be deemed received upon the date of actual receipt at the appropriate address. Notice given by fax shall be effective upon actual receipt if received prior to 5 p.m. during normal business days or at the beginning of the next business day after receipt if received after 5 p.m. All notices by fax shall be confirmed promptly after transmission, by certified mail or personal delivery.

26. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

27. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto; it shall not, however, be assignable by Buyer without Seller's prior written consent.

28. ENTIRE AGREEMENT; AMENDMENTS; WAIVERS. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereto (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

29. HEADINGS. The headings of the articles and sections of this Agreement and any listing of its contents are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement. Where the context so admits, words importing the singular number only shall include the plural, and likewise words importing a gender shall include any other gender.

30. EXPENSES, FEES AND TAXES. Each of the parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. All other costs shall be borne by the party incurring them. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales taxes or other taxes in connection with the sale of property pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall release, defend, indemnify and hold harmless Seller with respect to the payment of any of such taxes, including any interest or penalties assessed thereon.

31. LAWS AND REGULATIONS. From and after the Closing:

      31.1 Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall properly obtain and maintain all permits required by public authorities with regard to the Properties, and shall provide and maintain with all applicable regulatory agencies all required bonds, and

      31.2 Buyer shall assume all of Seller's obligations with regard to abandonment of all existing unplugged wells, whether producing or non-producing, and abandonment of the leasehold property including, where applicable, the plugging of wells and the restoration of the surface as completely as practicable and/or in compliance with all applicable laws, rules, regulations and in compliance with all leases and other agreements affecting the Properties, and shall release, defend, indemnify and hold harmless Seller with respect to any and all of those obligations.

      The obligations set forth herein above shall survive the Closing and Buyer shall remain liable therefore as regards Seller even if Buyer shall assign, sell or transfer the Properties to a third party.

32. PUBLIC ANNOUNCEMENTS. Until the Closing, neither party hereto shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other party except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange.

33. NOT TO BE CONSTRUED AGAINST DRAFTER. THE PARTIES ACKNOWLEDGE THAT THEY HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW EACH AND EVERY PROVISION CONTAINED IN THIS AGREEMENT AND TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT. BASED

ON THIS REVIEW AND CONSULTATION, THE PARTIES AGREE WITH EACH AND EVERY TERM CONTAINED IN THIS AGREEMENT. BASED ON THE FOREGOING, THE PARTIES AGREE THAT THE RULE OF CONSTRUCTION THAT A CONTRACT BE CONSTRUED AGAINST THE DRAFTER, IF ANY, SHALL NOT BE APPLIED IN THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT.

34. SURVIVAL. The representations, warranties, covenants, agreements and indemnities contained in this Agreement shall terminate one (1) year after the Closing except for the provisions of Section 11, Section 14, Section 15, Section 16, Section 17, and Section 18, and Section 23. which shall survive Closing without limitation.

35. EXHIBITS. The following Exhibits are incorporated herein and are a part hereof.

      Exhibit "A"  -  Lease and Well Schedule (including Working Interests and
                      Net Revenue Interests)

      Exhibit "B"  -  the Note

      Exhibit "C" -   the Deed of Trust

      Exhibit "D"  -  Form of Assignment Bill of Sale and Conveyance

      Exhibit "E"  -  Allocated Values

      Exhibits "F-1" through "F-4"- Authorities For Expenditure

36. COUNTERPARTS. This agreement may be executed in any number of counterparts which when assembled together shall be one and the same instrument.

      Executed this 24th day of July, 2007.

                                     SELLER:

                                          SAWTOOTH, INC.


                                          By: /s/ Robert Chain
                                             -------------------------------
                                          Name:   Robert Chain
                                             -------------------------------
                                          Title: Manager-Operations and
                                                    Engineering

                                     BUYER:

                                          EPIC EXPLORATION & PRODUCTION, LLC


                                          By: /s/ Rex Doyle
                                             -------------------------------
                                          Name:   Rex Doyle
                                             -------------------------------
                                          Title:  President

                                   Exhibit "A"
                     Attached to Purchase and Sale Agreement
                          Dated Effective July 1, 2007
                    by and between Sawtooth, Inc., as Seller
                and Epic Exploration & Production, LLC, as Buyer


                                LEASES AND WELLS


FORT BEND COUNTY, TEXAS

Lessor:    Teletower, a partnership
Lessee:    Chain Oil & Gas, Inc.
Date:      July 12, 2002
Recorded: Film Code No. 2002090053, Official Records of Fort Bend County, Texas As amended by Amendment dated March 8, 2004, recorded at Film Code No.
2004033648, Official Records of Fort Bend County, Texas and Amendment dated November 30, 2004, recorded at Film Code No. 2004154612, Official Records of Fort Bend County, Texas, LIMITED only to all existing wellbores drilled before August 1, 2003.

Wells:

West Schenk "B" Lease #2            50% WI      40.625% NRI
API # 42157-00459

West Schenk "B" Lease #3            50% WI      40.625% NRI
API # 42157-00460

West Schenk "B" Lease #4            50% WI      40.625% NRI
API # 42157-00461

West Schenk "B" Lease #8            50% WI      40.625% NRI
API # 42157-00469

FORT BEND COUNTY, TEXAS

Lessor:    C. L. Gordon Trust
Lessee:    Sawtooth, Inc.
Date:      October 15, 2001
Recorded:  Film Code No. 2001110772, Official Records of Fort Bend County, Texas

Lessor:    The Rice 2001 Management Trust
Lessee:    Sawtooth, Inc.
Date:      October 15, 2001
Recorded:  Film Code No. 2001110773, Official Records of Fort Bend County, Texas

Wells:

Bassett Blakely #2                  100% WI     75.0% NRI
API # 42157-00335

Bassett Blakely #3                  100% WI     75.0% NRI
API # 42157-00226

Bassett Blakely #4                  100% WI     75.0% NRI
API # 42157-00227

Gordon Broun #1                     100%        75.0% NRI
API # 42157-80755

Gordon Broun #2                     100%        75.0% NRI
API # 42157-06144

FORT BEND COUNTY, TEXAS

Lessor:     Kitty Nash Groce
Lessee:     A. P King and Fred Heyne
Date:       August 20, 1948
Recorded:   Volume 261, Page 609, Deed Records of Fort Bend County, Texas

Wells:

Kitty Nash Groce #1           100% WI     75.0% NRI
API # 42157-00335

BRAZORIA COUNTY, TEXAS

Lessor:     Dr. Albert Henry Braden et ux
Lessee:     Global Natural Resources Corporation of nevada
Date:       August 26, 1996
Recorded:   File No. 96-033898, Official Records of Brazoria County, Texas

Lessor:     Joseph Charles Braden et ux
Lessee:     Global Natural Resources Corporation of Nevada
Date:       August 26, 1996
Recorded:   File No. 96-033897, Official Records of Brazoria County, Texas

Wells:

Hemus-Braden Oil Unit #1            100% WI     75.0% NRI
API # 42039-31929

Hemus-Braden Oil Unit #2D           100% WI     75.0% NRI
API # 42039-32130